Exhibit D to the
Master Transaction Agreement

NBCU Call Option II Agreement

CALL AGREEMENT

CALL AGREEMENT, dated as of May 4, 2007 (this “Agreement”), by and among ION Media Networks, Inc., a Delaware corporation (“ION”), and NBC PALM BEACH INVESTMENT I, INC., a California corporation (“Palm Beach I”).

WITNESSETH:

WHEREAS, on May 3, 2007, ION, NBC Universal, Inc., Palm Beach I, NBC Palm Beach Investment II, Inc., a California corporation (“Palm Beach II”), and CIG Media LLC, a Delaware limited liability company (“CM”), entered into the Master Transaction Agreement (the “Master Transaction Agreement”) which provides for a restructuring of the Company’s ownership and capital structure (the “Transaction”); and

WHEREAS, pursuant to Section 11.01 of the Master Transaction Agreement, the execution and delivery of this Agreement is a condition to the commencement of the transactions contemplated by the Master Transaction Agreement; and

WHEREAS, on the date hereof, CM and Palm Beach II entered into a Call Agreement (the “NBCU Option I Agreement”) pursuant to which, effective as of the Effective Date, CM granted to Palm Beach II an irrevocable right to purchase from CM 8,311,639 shares of Class B Common Stock (as defined below) and 15,455,062 shares of Class A Common Stock (as defined below), both as adjusted for stock dividends and distributions, stock splits, reverse stock splits, or similar events, owned by CM, subject to the terms and conditions set forth in the NBCU Option I Agreement; and

WHEREAS, ION wishes to grant Palm Beach I the right to purchase the Call Shares (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. As used in this definition,

“control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to close.

“Call Closing” has the meaning assigned to it in Section 2.4.

“Call Notice” has the meaning assigned to it in Section 2.3.

“Call Period” means the five-year period commencing on the Effective Date, provided that the Call Period shall be automatically extended for successive five-year periods commencing upon each successive five-year anniversary of the Effective Date.

“Call Price” has the meaning assigned to it in Section 2.2.

“Call Right” has the meaning assigned to it in Section 2.2.

“Call Shares” means 26,688,361 shares of Class B Common Stock, as such amount may be adjusted (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to, Call Shares or (y) in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.001 per share, of ION.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.001 per share, of ION.

“CLP” has the meaning assigned to it in the Recitals.

“CM” has the meaning assigned to it in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996) and all rules and regulations of the FCC, in each case as from time to time in effect.

“Company” has the meaning assigned to it in the Recitals.

“Effective Date” means the date of the closing of the transactions contemplated by the Original Call Agreement.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Application” means the application to be filed with the FCC, if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right by the Investor requesting that the FCC consent to the Transfer of the Call Shares pursuant to this Agreement.

“Final Order” means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ION” has the meaning assigned to it in the Preamble.

“Law” means any provision of any (i) federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, administrative interpretation, regulation or other requirement of any Governmental Authority or (ii) Governmental Order.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Master Transaction Agreement” has the meaning assigned to it in the Recitals.

“Original Call Agreement” means the Call Agreement, dated as of November 7, 2005, among Mr. Lowell W. Paxson, certain of his Affiliates and Palm Beach II, as such agreement may be amended from time to time.

“Palm Beach I” has the meaning assigned to it in the Preamble.

“Palm Beach II” has the meaning assigned to it in the Recitals.

“Person” means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, between NBC Universal, Inc. and CM.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Convertible Preferred” means the 11% Series B Convertible Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as it may be modified from time to time.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.

“Transaction” has the meaning assigned to it in the Recitals.

“Transaction Agreements” has the meaning assigned to it in the Master Transaction Agreement.

“Transfer” means, with respect to the Call Shares or the Call Right, any sale, assignment, pledge, offer or other transfer or disposal of any interest in such shares or right.

ARTICLE II

CALL RIGHT

Section 2.1 Effectiveness. The Call Right granted pursuant to Section 2.2(a) shall be effective as of the date of the closing of the transactions contemplated by the Original Call Agreement.

Section 2.2 Call Right. (a) ION hereby grants to Palm Beach I, effective as of the Effective Date, an irrevocable right to purchase from ION during the Call Period all of the Call Shares on the terms and conditions set forth herein (the “Call Right”). In consideration for the grant of the Call Right, Palm Beach I hereby surrenders and delivers, effective as of, and subject to the occurrence of, the Effective Date, an amount of shares of Series B Convertible Preferred it owns, determined in accordance with Section 10.10 of the Master Agreement.

(b) At any time during the Call Period, Palm Beach I may exercise the Call Right, in whole or in part, and subject to the terms and conditions set forth herein, purchase from ION the Call Shares for a purchase price (the “Call Price”) equal to the sum of $0.50 multiplied by the number of Call Shares specified in the Call Notice (as defined below). The price per Call Share specified in the previous sentence and the Call Price shall be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Class B Common Stock after the date hereof and on or prior to a Call Closing.

Section 2.3 Exercise of Call Right; Call Notice. (a) Exercise of the Call Right shall be accomplished by Palm Beach I sending notice of such exercise (the “Call Notice”) to ION at the address provided for in Section 5.1 of this Agreement at any time during the Call Period. The Call Notice shall state the total number of Call Shares Palm Beach I wishes to purchase, the denominations of the certificate or certificates evidencing such Call Shares Palm Beach I wishes to receive, the Call Price and the place such Call Closing will be conducted.

(b) As promptly as practicable, but in no event later than 20 Business Days after the giving of a Call Notice, to the extent required by applicable Law, the parties shall make any filings required under the Communications Act and/or HSR Act.

Section 2.4 Call Closing. (a) Each closing (a “Call Closing”) of the exercise of the Call Right and the purchase and sale of the Call Shares included in a Call Notice shall occur as promptly as practicable following, but in no event less than five Business Days following, the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority or any required third party consent referred to in Section 4.1(b) below, including, without limitation, (i) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Call Shares and (ii) approval by the FCC of the FCC Application, which approval shall have become a Final Order, provided that requirement for a Final Order may be waived by Palm Beach I in its sole discretion. If the Call Closing shall not have occurred on or before the 18-month anniversary of the date of the Exercise Notice, then such Exercise Notice shall be of no further force and effect and neither ION nor Palm Beach I shall be obligated to consummate the Call Closing with respect to such Exercise Notice; provided that following such date, this Agreement and the Call Right shall continue in full force and effect and Palm Beach I shall retain all rights hereunder subject to the terms and conditions contained herein. The Call Closing shall occur at the place designated in the Call Notice.

(b) At a Call Closing, (i) ION shall deliver to Palm Beach I certificates representing the applicable number of Call Shares free and clear of all Liens (in the denominations specified in the Call Notice) and shall record Palm Beach I as the holder of record of the Call Shares purchased at the Call Closing in the stock transfer books of ION and (ii) Palm Beach I shall pay the Call Price by wire transfer in immediately available funds to the account or accounts specified by ION. ION shall furnish necessary account information at least two Business Days prior to such Call Closing.

Section 2.5 Reservation for Issuance. At all times following the Effective Date and until the earlier of the (i) the expiration of the Call Period prior to the delivery by Palm Beach I of a Call Notice and (ii) a Call Closing with respect to all of the remaining Call Shares, ION shall keep reserved for issuance (a) the number of shares of Class B Common Stock equal to the Call Shares subject to the Call Right and (b) the number of shares of Class A Common Stock issuable upon conversion of the Call Shares subject to the Call Right.

Section 2.6 Legends. Palm Beach I agrees to the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC., AND THE CALL AGREEMENT DATED AS OF MAY 4 2007, BETWEEN ION MEDIA NETWORKS, INC. AND NBC PALM BEACH INVESTMENT I, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 2.7 Termination of the Call Right. The right of Palm Beach I to purchase the Call Shares pursuant to this Agreement shall terminate upon the earliest to occur of the (i) expiration of the Call Period prior to the delivery of a Call Notice by Palm Beach I to ION and (ii) written consent of the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ION. ION represents and warrants to Palm Beach I as follows:

(a) Existence; Compliance with Law. ION is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. ION is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of ION to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by ION of this Agreement, the performance by ION of its obligations hereunder and the consummation by ION of the transactions contemplated hereby have been duly authorized by all requisite action on the part of ION and its stockholders. This Agreement has been duly executed and delivered by ION, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of ION, enforceable against ION in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c) have been obtained or have occurred and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Palm Beach I, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the limited liability company agreement (or similar organizational documents) of ION, (ii) conflict with or violate any Law or Governmental Order applicable to ION or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which ION or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of ION to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Governmental Consents. The execution, delivery and performance by ION of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by ION of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to Palm Beach I.

(d) Capitalization. As of the Effective Date, ION will have taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Call Shares upon the exercise of the Call Right terminates, will have reserved, all the Call Shares issuable pursuant to this Agreement and shares of Class A Common Stock issuable upon conversion of the Call Shares, and ION will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Class B Common Stock or other securities that may be issued pursuant this Agreement, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens and not subject to any preemptive rights.

Section 3.2 Representations and Warranties of Palm Beach I. Palm Beach I represents and warrants to ION as follows:

(a) Existence; Compliance with Law. Palm Beach I is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. Palm Beach I is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of Palm Beach I to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Palm Beach I of this Agreement, the performance by Palm Beach I of its obligations hereunder and the consummation by Palm Beach I of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Palm Beach I and its stockholders. This Agreement has been duly executed and delivered by Palm Beach I, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of Palm Beach I, enforceable against Palm Beach I in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to ION, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Palm Beach I, (ii) conflict with or violate any Law or Governmental Order applicable to Palm Beach I or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Palm Beach I or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of Palm Beach I to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) Accredited Investor. Upon exercise of the Call Right, Palm Beach I shall acquire the shares of Class A Common Stock to be issued upon exercise thereof solely for the account of Palm Beach I and not as a nominee for any other party, and for investment, and Palm Beach I shall not offer, sell or otherwise dispose of any such shares of Class A Common Stock except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. Palm Beach I is an institutional accredited investor (within the meaning of subparagraphs (a)(1), ((2), (3) or (7) of Rule 501 under the Securities Act).

(d) Governmental Consents. The execution, delivery and performance by Palm Beach I of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Palm Beach I of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the other party hereto.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Governmental Filings; Consents. (a) Each of the parties to this Agreement shall use its commercially reasonable best efforts to obtain (and ION shall cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Following receipt of the Call Notice, ION shall, or shall cause the Subsidiaries to, give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as Palm Beach I and ION may in their reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement. Palm Beach I shall cooperate and use all reasonable efforts to assist ION in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Palm Beach I nor ION shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Palm Beach I or the Company in its reasonable discretion may deem adverse to the interests of Palm Beach I, ION or any Subsidiary.

Section 4.2 Inconsistent Actions. Once the FCC Application has been filed and for so long as it is pending, neither Palm Beach I nor ION shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

Section 4.3 Distribution. Investor shall acquire the Call Shares for investment purposes only and not with a view to any distribution thereof in violation of the

Securities Act, and shall not sell any Call Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)	If to Palm Beach I, to:

NBC Palm Beach Investment I, Inc.
c/o NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-664-7024
Fax: 212-664-4733

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

(b)	If to ION, to:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
Tel: 561-659-4122
Fax: 561-655-9424

With a copy to:

Holland & Knight LLP
22 Lakeview Avenue, Suite 1000

West Palm Bach, Florida 33401
Attention: David L. Perry, Jr.
Tel: 561-650-8314
Fax: 561-650-8399

Section 5.2 Entire Agreement; Amendment; Waiver. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 5.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

Section 5.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.6.

Section 5.7 Successors and Assigns; Third Party Beneficiaries. ION may not assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Palm Beach I. Palm Beach I may freely assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of ION, provided, however, that in the event of an assignment or delegation to an Affiliate, no such assignment or delegation shall relieve Palm Beach I of any of its obligations hereunder and; provided, further, however, that any such assignment by Palm Beach I shall be made in compliance with the applicable rules and regulations of the FCC and the Securities and Exchange Commission. Any assignee of Palm Beach I shall be deemed to be Palm Beach I for all purposes under this Agreement. Any purported assignment in violation of this Section 5.7 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

Section 5.8 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing among Palm Beach I and ION and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 5.10 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

ION MEDIA NETWORKS, INC

By:
Name:
Title:

NBC PALM BEACH INVESTMENT I, INC.

By:
Name:
Title: